                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    Form 8-K


                                 CURRENT REPORT



     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported ) December 16, 1998

                          Mack-Cali Realty Corporation
                          ----------------------------
             (Exact name of registrant as specified in its charter)


         Maryland                  1-13274                 22-3305147
         --------                  -------                 ----------
(state or other jurisdiction     (Commission             (IRS Employer
     or incorporation)           File Number)        Identification Number)


                 11 Commerce Drive, Cranford , New Jersey 07016
                 ----------------------------------------------


       Registrant's telephone number, including area code: (908) 272-8000
                                                           --------------


                                       N/A
                                       ---
          (Former name or former address, if changed since last report)

Item 5. Other Events

For the period January 1, 1998 through December 14, 1998, Mack-Cali Realty Corporation and subsidiaries (collectively, the "Company") acquired 54 properties aggregating approximately 4.9 million square feet in 17 separate transactions, comprised of 36 office properties and 18 office/flex properties. Additionally, during the same period, in connection with two of the transactions included above, the Company entered into contracts to acquire two office properties and four office/flex properties.

Risk Factors

An investment in the common stock, par value $0.01 per share, of the Company involves various risks. All investors should consider the following risk factors before deciding to purchase shares of the Company's common stock. The Company refers to itself as "we" or "our" in the following risk factors.

Dependence on Northeastern and Southwestern Office Markets

A majority of our properties are located in the northeastern and southwestern United States, particularly in New Jersey, New York, Pennsylvania and Texas. Adverse economic developments in these states could adversely impact the operations of our properties and, therefore, our profitability. Because our portfolio consists primarily of office and office/flex buildings (as compared to a more diversified real estate portfolio), a decline in the economy and/or a decline in the demand for office space may adversely affect our ability to pay dividends to our stockholders.

Real Estate Investment Considerations

General
Our ability to pay dividends to our stockholders depends on the ability of our properties to generate funds in excess of operating expenses (including scheduled principal payments on debt and capital expenditure requirements). Events or conditions that are beyond our control may adversely affect our cash flow from operations and the value of our properties. Such events or conditions could include:

o    changes in the general economic climate;
o changes in local conditions such as oversupply of office space or a reduction in demand for office space;
o    decreased attractiveness of our properties to potential tenants;
o    competition from other office and office/flex buildings;
o    our inability to provide adequate maintenance;
o increased operating costs, including insurance premiums and real estate taxes, due to inflation and other factors which may not necessarily be offset by increased rents;
o changes in laws and regulations (including tax, environmental and housing laws and regulations) and agency or court interpretations of such laws and regulations and the related costs of compliance;
o    changes in interest rate levels and the availability of financing;
o    the inability of a significant number of tenants to pay rent;
o    our inability to rent office space on favorable terms; and
o civil unrest, earthquakes and other natural disasters or acts of God that may result in uninsured losses.

Financially Distressed Tenants May Reduce Our Cash Flow

If a tenant defaults, we may experience delays and incur substantial costs in enforcing our rights as landlord and protecting our investments. If a tenant files for bankruptcy, a potential court judgment rejecting and terminating such tenant's lease could adversely affect our ability to pay dividends.

Illiquidity of Real Estate Limits Our Ability to Act Quickly

Real estate investments are relatively illiquid. Such illiquidity may limit our ability to vary our portfolio quickly in response to changes in economic and other conditions. If we want to sell an investment, we might not be able to dispose of such investment in the time period we desire, and the sales price of such investment might not recoup or exceed the amount of our investment. The prohibition in the Internal Revenue Code of 1986, as amended (the "Code"), and related regulations on a REIT holding property for sale may also restrict our ability to sell property. Such limitations on our ability to sell our investments could adversely affect our ability to pay dividends.

Americans With Disabilities Act Compliance Could Be Costly

Under the Americans with Disabilities Act of 1990 (the "ADA"), all public accommodations and commercial facilities must meet certain federal requirements related to access and use by disabled persons. Compliance with the ADA requirements could involve removal of structural barriers from certain entrances for disabled persons. Other federal, state and local laws may require modifications to or restrict further renovations of our properties with respect to such accesses. Although we believe that our properties are substantially in compliance with present requirements, noncompliance with the ADA or related laws or regulations could result in the United States government imposing fines or private litigants being awarded damages against us. Such costs may adversely affect our ability to pay dividends.

Environmental Regulations Could Subject Us to Liability

Various federal, state and local laws and regulations subject property owners or operators to liability for the costs of removal or remediation of certain hazardous or toxic substances located on or in the property. These laws often impose liability without regard to whether the owner or operator was responsible for or even knew of the presence of such substances. The presence of or failure to properly remediate hazardous or toxic substances may adversely affect our ability to rent, sell or borrow against contaminated property. Various laws and regulations also impose liability on persons who arrange for the disposal or treatment of hazardous or toxic substances at another location for the costs of removal or remediation of such substances at the disposal or treatment facility. These laws often impose liability whether or not the person arranging for such disposal ever owned or operated the disposal facility. Certain other environmental laws and regulations impose liability on owners or operators of property for injuries relating to the release of asbestos-containing materials into the air. As owners and operators of property and as potential arrangers for hazardous substance disposal, we may be liable under such laws and regulations for removal or remediation costs, governmental penalties, property damage, personal injuries and related expenses. Payment of such costs and expenses could adversely affect our ability to pay dividends.

Competition Within Our Markets Could Reduce Our Cash Flow

We plan to acquire additional properties in New Jersey, New York, Pennsylvania and Texas and in the northeast and southwest generally. We may be competing for investment opportunities with entities that have greater financial resources and more experienced managers. Several office building developers and real estate companies may compete with us in seeking properties for acquisition, land for development and prospective tenants. Such competition may reduce our cash flow and adversely affect our ability to pay dividends by:

o    reducing the number of suitable investment opportunities offered to us;
o    increasing the bargaining power of property owners;
o    interfering with our ability to attract and retain tenants;
o increasing vacancies which lowers market rental rates and limits our ability to negotiate rental rates; and
o    adversely affecting our ability to minimize expenses of operation.

Risks of Real Estate Development

As part of our operating strategy, we may acquire land for development under certain conditions. In addition to the risks involved in the ownership and operation of established office, office/flex, industrial/warehouse or multifamily residential apartment buildings, included among the risks of the real estate development business are the following:

o    financing for development projects may not be available on favorable terms;
o    long-term financing may not be available upon completion of construction;
     and
o failure to complete construction on schedule or within budget may increase debt service expense and construction costs.

Real Estate Financing Risks

Debt Financing and Debt Maturities
We are subject to the risks normally associated with debt financing, including the following:

o our cash flow may be insufficient to meet required payments of principal and interest;
o payments of principal and interest on borrowings may leave us with insufficient cash resources to pay operating expenses;
o    we may not be able to refinance indebtedness on our properties at maturity;
     and
o the terms of refinancing may not be as favorable as the terms of the related indebtedness.


As of September 30, 1998, we had outstanding an aggregate of approximately $750.4 million of mortgage indebtedness (in addition to borrowings under our revolving credit facilities). As of September 30, 1998, we had outstanding an aggregate of approximately $655.6 million under our revolving credit facilities. We may have to refinance the principal due on our long-term mortgage indebtedness at maturity, and we may not be able to refinance any indebtedness we incur in the future.

If we are unable to refinance our indebtedness on acceptable terms, or at all, events or conditions that may adversely affect our cash flow and ability to pay dividends include the following:

o we may need to dispose of one or more of our properties upon disadvantageous terms;
o prevailing interest rates or other factors at the time of refinancing could increase interest rates and, therefore, our interest expense;
o if we mortgage property to secure payment of indebtedness and are unable to meet mortgage payments, the mortgagee could foreclose upon such property or appoint a receiver to receive an assignment of our rents and leases; and
o foreclosures upon mortgaged property could create taxable income without accompanying cash proceeds and, therefore, hinder the Corporation's ability to meet the REIT distribution requirements of the Code.

Risk of Rising Interest Rates May Increase Costs

Advances under our revolving credit facilities and approximately $72.2 million (as of September 30, 1998) of our mortgage indebtedness bear interest at variable rates. We may incur additional indebtedness in the future that also bears interest at variable rates. Variable rate debt creates higher debt service requirements if market interest rates increase. Higher debt service requirements could adversely affect our cash flow and ability to pay dividends or cause us to default under certain debt covenants.

Dependence on Key Personnel

We are dependent upon our executive officers for strategic business direction and real estate experience. While we believe that we could find replacements for these key personnel, loss of their services could adversely affect our operations. We have entered into an employment agreement (including non-competition provisions) which provides for a continuous five-year employment term with each of Thomas A. Rizk, Mitchell E. Hersh, Brant B. Cali, John R. Cali, Roger W. Thomas, Barry Lefkowitz and Timothy M. Jones, and an employment agreement which provides for a five-year employment term with an automatic one-year extension at the end of the five-year term and each subsequent term with each of James Nugent and Albert Spring. We do not have key man life insurance for our executive officers.

Continuing Operations Effected By Year 2000 Issues

General

The Year 2000 issue is the result of computer programs and embedded chips using a two-digit format, as opposed to four digits, to indicate the year. Such computer systems may be unable to interpret dates beyond the year 1999, which could cause a system failure or other computer errors, leading to disruptions in operations. We have developed a three-phase Year 2000 project to determine our Year 2000 systems compliance. In phase I, we will identify those systems with which we have exposure to Year 2000 issues. In phase II, we will develop and implement action plans to be Year 2000 compliant in all areas by early 1999. In phase III, which we will complete by mid-1999, we will perform final tests of each major area of exposure to assure compliance.

We have identified the following three major areas as critical for successful Year 2000 compliance:

o our central accounting and operating computer system at our Cranford, New Jersey headquarters and local networks and related systems in our regional offices in Dallas, Texas and Elmsford, New York;
o    inquiries of our tenants and key vendors as to their Year 2000 readiness;
     and
o assessment of our individual buildings as to the Year 2000 readiness of our operating systems.

We believe that progress in all such areas is proceeding on schedule and that we will not be materially adversely effected as a result of the Year 2000 issue. We cannot, however, assure you that this will be the case. Set forth below is a more detailed analysis of our Year 2000 project and its impact on us.

Central Accounting and Operating Systems

We have completed a review of our key computer hardware and software and other equipment, and believe we have upgraded or replaced all identified hardware and equipment in our corporate and regional offices that may be affected by problems associated with Year 2000. Our software supplier of our accounting system is currently completing its Year 2000 upgrade and is scheduled to supply us with Year 2000 compliant software by March 31, 1999 at no cost to us. We are reasonably confident that such software will be delivered as indicated. We anticipate completing our testing by June 1999. We also expect that all identified secondary software systems will be compliant by June 1999.

Tenant Compliance

We sent questionnaires to all of our tenants in August 1998 to assess their Year 2000 compliance status in order to determine whether the orderly payment of monthly rent to us will be adversely affected. We are in the process of receiving, reviewing and evaluating these questionnaires. We are, therefore, not yet in a position to evaluate the full impact of tenant non-compliance on the timely payment of monthly rent and other tenant obligations.

Property Compliance

Our property managers have completed a building by building survey of all of our properties to determine whether building support systems such as heat, power, light, security, garages and elevators will be affected by the advent of the Year 2000. Most of such systems either are already Year 2000 compliant or contain no computerized parts. We are relying on assurances requested from utility providers of the Year 2000 compliance and their continued ability to provide uninterrupted service to our buildings. We anticipate that we will incur approximately $1.0 million in costs to upgrade and/or replace identified building support systems.

Worst Case Exposure

We are aware that it is generally believed that the Year 2000 problem, if uncorrected may result in a worldwide economic crisis. We are unable to determine whether such predictions are true or false. However, if such predictions prove true, we assume that all companies (including ours) will experience the effects in one way or another.

The most reasonably likely worst case scenario that we anticipate in connection with the Year 2000 issue relates to the failure of the upgrade to our accounting system to effectively become Year 2000 compliant. We believe that such an event is unlikely, but an occurrence of the foregoing would have a material adverse impact on our operations. We cannot currently assess the financial impact of such a worst case scenario.

Contingency Plans

As part of our Year 2000 project, we are currently developing contingency plans, which we expect to complete during 1999.

Risks

Our failure to correct a material Year 2000 problem could result in an interruption in, or a failure of, certain normal business activities or operations. Such failures could materially and adversely affect our results of operations, liquidity and financial condition. Due to the general uncertainty inherent in the Year 2000 problem, resulting in part from the uncertainty of the Year 2000 readiness of third-party vendors and tenants, we are unable to determine at this time whether the consequences of Year 2000 failures will have a material impact on our results of operations, liquidity or financial condition. Our Year 2000 project is expected to significantly reduce our level of uncertainty about the Year 2000 problem. We believe that, with the implementation and completion of our Year 2000 project as scheduled, the possibility of significant interruptions of normal operations should be reduced.

Consequences of Failure to Qualify as a REIT Could Adversely Affect Our Financial Condition

Our failure to qualify as a REIT for federal income tax purposes could adversely affect our financial condition.

Tax Liabilities as a Consequence of Failure to Qualify as a REIT

We have operated so as to qualify as a REIT for federal income tax purposes since our taxable year ended December 31, 1994. Although we believe we will continue to operate in such manner, we cannot guarantee you that we will. Qualification as a REIT depends on our meeting various requirements (some on an annual and quarterly basis) established under highly technical and complex tax provisions of the Code. Because few judicial or administrative interpretations of such provisions exist and qualification determinations are fact sensitive, we cannot assure you that we will qualify as a REIT for any taxable year.

If we fail to qualify as a REIT in any taxable year, we will be subject to the following:

o    we will not be allowed a deduction for distributions to shareholders;
o we will be subject to federal income tax at regular corporate rates, including any alternative minimum tax, if applicable; and
o unless we are entitled to relief under certain statutory provisions, we will not be permitted to qualify as a REIT for the four taxable years following the year during which we were disqualified.

A loss of REIT status would reduce our net earnings available for investment or distribution to our stockholders. Failure to qualify as a REIT also would eliminate the requirement that we make distributions to our stockholders.

Other Tax Liabilities

Even if we qualify as a REIT, we are subject to certain federal, state and local taxes on our income and property and, in some circumstances, certain other state taxes. Our net income from third party management and tenant improvements, if any, also may be subject to federal income tax.

Risk of Changes in the Tax Law Applicable to REITs

Since the Internal Revenue Service, the United States Treasury Department and Congress frequently review federal income tax legislation, we cannot predict whether, when or to what extent new federal tax laws, regulations, interpretations or rulings will be adopted. Any of such legislative action may prospectively or retroactively modify our tax treatment and, therefore, may adversely affect taxation of us or our stockholders.


Item 7. Financial Statements, Pro Forma Financial Information and Exhibits

(b)  Pro Forma Financial Information (unaudited)

     Unaudited pro forma financial information for the Company is presented as follows:

     o    Condensed consolidated balance sheet as of September 30, 1998, and

     o Condensed consolidated statements of operations for the nine months ended September 30, 1998 and the year ended December 31, 1997.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Mack-Cali Realty Corporation has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.



                                MACK-CALI REALTY CORPORATION


December 16, 1998               By:    /s/Thomas A. Rizk
                                       -----------------
                                       Thomas A. Rizk
                                       Chief Executive Officer


December 16, 1998               By:    /s/Barry Lefkowitz
                                       ------------------
                                       Barry Lefkowitz
                                       Executive Vice President and
                                       Chief Financial Officer

                          MACK-CALI REALTY CORPORATION
           Pro Forma Condensed Consolidated Balance Sheet (unaudited)
                     As of September 30, 1998 (in thousands)
--------------------------------------------------------------------------------


The following unaudited pro forma condensed consolidated balance sheet is presented as if the completion by the Company of the acquisitions of the remaining properties in the McGarvey Portfolio not yet acquired, the remaining properties in the Pacifica Portfolio not yet acquired, 3 Vaughn Drive land parcel and 12 Skyline Drive land parcel, (collectively, the "Fourth Quarter 1998 Acquisitions"), had all occurred on September 30, 1998. This unaudited pro forma condensed consolidated balance sheet should be read in conjunction with the pro forma condensed consolidated statement of operations of the Company and the historical financial statements and notes thereto of the Company included in the Company's Form 10-Q for the quarter ended September 30, 1998.

The pro forma condensed consolidated balance sheet is unaudited and is not necessarily indicative of what the actual financial position of the Company would have been had the aforementioned acquisitions actually occurred on September 30, 1998, nor does it purport to represent the future financial position of the Company.


                                                                          Pro Forma
                                                                       Adjustments for
                                                    Company           the Fourth Quarter     Company
ASSETS                                             Historical         1998 Acquisitions     Pro Forma
--------------------------------------------------------------------------------------------------------
Rental property, net                               $3,270,843         $   27,345 (a)       $3,298,188
Cash and cash equivalents                               6,854               --                  6,854
Investment in partially-owned entities                 62,079               --                 62,079
Unbilled rents receivable                              37,041               --                 37,041
Deferred charges and other assets, net                 36,085               --                 36,085
Restricted cash                                         5,677               --                  5,677
Accounts receivable, net                                6,320               --                  6,320
                                                   ----------         ----------           ----------
Total assets                                       $3,424,899         $   27,345           $3,452,244
                                                   ----------         ----------           ----------
                                                   ----------         ----------           ----------


LIABILITIES AND STOCKHOLDERS' EQUITY


Mortgages and loans payable                        $1,406,039          $  27,345 (b)       $1,433,384
Dividends and distributions payable                    40,059               --                 40,059
Accounts payable and accrued expenses                  35,323               --                 35,323
Accrued interest payable                                2,327               --                  2,327
Rents received in advance
   and security deposits                               29,100               --                 29,100
                                                   ----------         ----------           ----------

Total liabilities                                   1,512,848             27,345            1,540,193
                                                   ----------         ----------           ----------

Minority interest of unitholders in
   Operating Partnership                              487,640               --                487,640
                                                   ----------         ----------           ----------
Stockholders' equity
   Common stock, $0.01 par value                          573               --                    573
Other stockholders' equity                          1,423,838               --              1,423,838
                                                   ----------         ----------           ----------

Total stockholders' equity                          1,424,411               --              1,424,411
                                                   ----------         ----------           ----------

Total liabilities and stockholders' equity         $3,424,899         $   27,345           $3,452,244
                                                   ----------         ----------           ----------
                                                   ----------         ----------           ----------


See accompanying footnotes on subsequent page

                      MACK-CALI REALTY CORPORATION Notes to
                 Pro Forma Condensed Consolidated Balance Sheet
               (unaudited) As of September 30, 1998 (in thousands,
                           except share/unit amounts )
--------------------------------------------------------------------------------



(a) Represents the approximate aggregate cost of the Fourth Quarter 1998 Acquisitions, comprised of: the remaining properties in the McGarvey Portfolio not yet acquired ($11,995), remaining properties in the Pacifica Portfolio not yet acquired ($12,000), 3 Vaughn Drive land parcel ($1,850) and 12 Skyline Drive land parcel ($1,500).

(b) Represents the Company's approximate aggregate pro forma drawings on the Company's credit facilities of $27,345 which are to be, or have been, used as the primary means in funding the Fourth Quarter 1998 Acquisitions.

                          MACK-CALI REALTY CORPORATION
      Pro Forma Condensed Consolidated Statement of Operations (unaudited)
                  For the Nine Months Ended September 30, 1998
                      And the Year Ended December 31, 1997
--------------------------------------------------------------------------------


The unaudited pro forma condensed consolidated statements of operations for the nine months ended September 30, 1998 and for the year ended December 31, 1997 are presented as if each of the following had occurred on January 1, 1997: (i) the completion by the Company of the Robert Martin Company transaction (the "RM Transaction"), (ii) the acquisition by the Company of the properties known as 1345 Campus Parkway, Westlakes Office Park, Moorestown Buildings, Shelton Plaza, 200 Corporate Boulevard, Three Independence Way, The Trooper Building, Princeton Overlook and Concord Plaza, (iii) the completion by the Company of the October 1997 13 million share stock offering, (iv) the completion by the Company of the acquisition of the properties of the Mack Company and Patriot American Office Group (the "Mack Transaction"), (v) the acquisition by the Company of the properties known as the McGarvey Portfolio, 500 West Putnam, Mountainview, Cielo Center, Prudential Business Campus, the Pacifica Portfolio, Morris County Financial Center, 3600 S. Yosemite, 500 College Road East, D.C. Buildings, 400
S. Colorado, Eastpoint I & II, 40 Richards Avenue and 7 Skyline Drive (collectively, "1998 Acquisitions") and (vi) the Company's 1998 stock offerings. Items (i), (ii), (iii) and (iv) are to be collectively hereinafter referred to as the 1997 Events.

Such pro forma information is based upon the historical consolidated results of operations of the Company for the nine months ended September 30, 1998 and for the year ended December 31, 1997, after giving effect to the transactions described above. The pro forma condensed consolidated statements of operations should be read in conjunction with the pro forma condensed consolidated balance sheet of the Company and the historical financial statements and notes thereto of the Company included in the Company's Form 10-Q for the nine months ended September 30, 1998, and in the Company's Form 10-K for the year ended December 31, 1997.

The unaudited pro forma condensed consolidated statements of operations are not necessarily indicative of what the actual results of operations of the Company would have been assuming the transactions had been completed as set forth above, nor does it purport to represent the Company's results of operations for future periods.

                          MACK-CALI REALTY CORPORATION
      Pro Forma Condensed Consolidated Statement of Operations (unaudited)
                  For the Nine Months Ended September 30, 1998
                    (in thousands, except per share amounts)
--------------------------------------------------------------------------------


                                                             1998
                                             Company       Acquisitions    Pro Forma     Company
REVENUES                                     Historical    Historical (a)  Adjustments   Pro Forma
--------------------------------------------------------------------------------------------------------
Base rents                                   $311,753      $ 22,134        $  3,067 (b)   $336,954
Escalations and recoveries from tenants        36,897         2,839            --           39,736
Parking and other                               7,921           990            --            8,911
Interest income                                 2,187          --              --            2,187
                                             --------      --------        --------       --------
Total revenues                                358,758        25,963           3,067        387,788
                                             --------      --------        --------       --------

EXPENSES

Real estate taxes                              35,415         2,966            --           38,381
Utilities                                      28,717         2,168            --           30,885
Operating services                             44,128         2,860            --           46,988
General and administrative                     18,708         1,329            --           20,037
Depreciation and amortization                  56,537          --             4,494 (b)     61,031
Interest expense                               64,146          --            12,572 (c)     76,718 (c)
                                             --------      --------        --------       --------
Total expenses                                247,651         9,323          17,066        274,040
                                             --------      --------        --------       --------

Income before minority interest
    and extraordinary item                    111,107        16,640         (13,999)       113,748
Minority interest                              23,464          --             1,031 (d)     24,495 (d)
                                             --------      --------        --------       --------
Income before extraordinary item             $ 87,643      $ 16,640        $(15,030)      $ 89,253
                                             --------      --------        --------       --------
                                             --------      --------        --------       --------

Basic weighted average common shares
    outstanding (e)                            55,391                                        57,814 (e)
                                               ------                                        ------

Diluted weighted average common
    shares outstanding (f)                     63,093                                        66,363 (f)
                                               ------                                        ------

Basic income before extraordinary item
    per common share                        $    1.58                                      $   1.54
                                               ------                                        ------

Diluted income before extraordinary
    item per common share                   $    1.57                                      $   1.53
                                               ------                                        ------


                          MACK-CALI REALTY CORPORATION
  Notes to Pro Forma Condensed Consolidated Statement of Operations (unaudited)
                  For the Nine Months Ended September 30, 1998
                                 (in thousands)
--------------------------------------------------------------------------------


(a) Reflects historical revenues and certain expenses for the 1998 Acquisitions for the period from January 1, 1998 through the earlier of the date of acquisition or September 30, 1998, as follows:


                                                                         Parking    Real
                              Acquisition          Base    Escalations/    and      Estate              Operating     General and
Property (1)                     Date              Rents   Recoveries     Other     Taxes    Utilities  Services      Administrative
------------                 -------------        -------  ------------  -------    -------  ---------  ---------     --------------

McGarvey Portfolio           Jan. 30, 1998 (2)    $ 1,003   $   368         --      $   238    $    20  $   115      $     1
500 West Putnam              Feb. 5, 1998             230        38         --           17         26       27           15
Mountainview                 Feb. 25, 1998            422        34         --           35         68       70           14
Cielo Center                 Mar. 12, 1998            943        43      $    19        124         89      138           73
Pacifica Portfolio           Mar. 27, 1998 (3)      4,119       615           24        447        287      339          132
Prudential Bus. Campus       Mar. 27, 1998          3,033       252          636        612        285      168          496
Morris County Fin. Ctr       Mar. 30, 1998          1,511       499         --          193        252      322           86
3600 S. Yosemite             May 13, 1998             592         3           27         44         74      115           18
500 College Road East        May 22, 1998           1,108       210         --          124        227      134           52
D.C. Buildings               June 1, 1998           4,248       357          276        565        227      609          264
400 S. Colorado              June 3, 1998             719        46         --           82         81      157           43
Eastpoint I & II             July 16, 1998            976        73         --           68        124      235           55
40 Richards Avenue           Sept. 10, 1998         1,829       202            6        269        195      194           79
7 Skyline Drive              Sept. 15, 1998         1,401        99            2        148        213      237            1
------------                 --------------       -------  ------------  -------    -------  ---------  ---------     --------------

Total 1998 Acquisitions                           $22,134   $ 2,839      $   990    $ 2,966    $ 2,168  $ 2,860      $ 1,329
-----------------------      --------------       -------  ------------  -------    -------  ---------  ---------     --------------
-----------------------      --------------       -------  ------------  -------    -------  ---------  ---------     --------------


(1) 2115 Linwood, 1510 Lancer Road and certain of the properties in the Pacifica Portfolio (aggregate cost of $26,761) were not in operation, due to being vacant and/or under development, during the nine months ended September 30, 1998.
(2) Acquisition of four of the 21 properties in this portfolio has not yet been completed; results for period include full nine-month period operations for those pending acquisitions.
(3) Acquisition of two of the 18 properties in this portfolio has not yet been completed; results for period include full nine-month period operations for those pending acquisitions.

                          MACK-CALI REALTY CORPORATION
  Notes to Pro Forma Condensed Consolidated Statement of Operations (unaudited)
                  For the Nine Months Ended September 30, 1998
                                 (in thousands)
--------------------------------------------------------------------------------


(b) Reflects pro forma adjustments to base rent and depreciation for the 1998 Acquisitions for the period from January 1, 1998 through the earlier of the date of acquisition or September 30, 1998, as follows:


                             Acquisition         Base Rent
Property (1)                     Date           Adjustment (2)   Depreciation (3)
------------                -----------------   --------------   ----------------
McGarvey Portfolio          Jan. 30, 1998 (4)      $   308         $   334
500 West Putnam             Feb. 5, 1998                14              36
Mountainview                Feb. 25, 1998                3              86
Cielo Center                Mar. 12, 1998               88             174
Pacifica Portfolio          Mar. 27, 1998 (5)        1,848             945
Prudential Bus. Campus      Mar. 27, 1998              463             758
Morris County Fin. Ctr      Mar. 30, 1998              (27)            313
3600 S. Yosemite            May 13, 1998                33             122
500 College Road East       May 22, 1998               182             176
D.C. Buildings              June 1, 1998                88             725
400 S. Colorado             June 3, 1998                24             112
Eastpoint I & II            July 16, 1998               28             164
40 Richards Avenue          Sept. 10, 1998              15             319
7 Skyline Drive             Sept. 15, 1998            --               230
-------------------         --------------     --------------   ----------------

Total Pro Forma Adj                                $ 3,067         $ 4,494
-------------------         --------------     --------------   ----------------
-------------------         --------------     --------------   ----------------


(1) 2115 Linwood, 1510 Lancer Road and certain of the properties in the Pacifica Portfolio (aggregate cost of $26,761) were not in operation, due to being vacant and/or under development, during the nine months ended September 30, 1998.

(2) Adjustments to base rent to reflect the resetting of the straight-line rent for all leases in effect from January 1, 1997 forward.

(3) Pro forma depreciation is based on the building-related portion of the purchase price and associated costs (for those properties in operation during the period), depreciated using the straight-line method over a 40-year useful life.

(4) Acquisition of four of the 21 properties in this portfolio has not yet been completed; results for period include nine-month period operations for those pending acquisitions.

(5) Acquisition of two of the 18 properties in this portfolio has not yet been completed; results for period include nine-month period operations for those pending acquisitions.

                          MACK-CALI REALTY CORPORATION
  Notes to Pro Forma Condensed Consolidated Statement of Operations (unaudited)
                  For the Nine Months Ended September 30, 1998
                                 (in thousands)
--------------------------------------------------------------------------------


(c) Pro forma adjustment to interest expense for the nine months ended September 30,1998 reflects interest on mortgage debt assumed with certain acquisitions and additional borrowings from the Company's credit facilities to fund certain acquisitions. Pro forma interest expense for the nine months ended September 30, 1998 is computed as follows:


Interest expense on loan assumed with Fair Lawn acquisition on March 3, 1995           $  1,107
    (fixed interest rate of 8.25 percent on average outstanding principal balance of approximately $18,185)

Interest expense on mortgages assumed in connection with the Harborside                   8,130
    acquisition in 1996 (fixed interest rate of 7.32 percent on $107,912 and initial rate of 6.99 percent on $42,088)

Interest expense on the Teachers Mortgage assumed with the RM Transaction                 9,978
    on January 31, 1997 (fixed interest rate of 7.18 percent on $185,283)

Interest expense on the Mack Transaction assumed debt during the period                  17,724

Interest expense on West Putnam Mortgage ($12,104) with an effective                        592
    interest rate of 6.52 percent

Interest expense on McGarvey Mortgages ($8,354) with a weighted average                     389
    effective interest rate of 6.21 percent

Interest expense on Prudential Term Loan ($200,000) with an                              10,185
    interest rate of 6.79 percent

Interest expense on pro forma drawings on the Company's credit facilities of             27,491
    $545,772 at a weighted average interest rate of 6.72 percent

Historical amortization of deferred mortgage, finance and title costs for the             1,122
    nine months ended September 30, 1998                                               --------

    Pro forma interest expense for the nine months ended September 30, 1998:             76,718

    Company historical interest expense:                                                 64,146
                                                                                       --------
                                                           Pro Forma Adjustment        $ 12,572
                                                                                       --------
                                                                                       --------

Interest expense can be effected by increases and decreases in the variable interest rates under the Company's various floating rate debt. For example, a one-eighth percent change in such variable interest rates will result in a $833 change for the nine months ended September 30, 1998.

                          MACK-CALI REALTY CORPORATION
  Notes to Pro Forma Condensed Consolidated Statement of Operations (unaudited)
                  For the Nine Months Ended September 30, 1998
                                 (in thousands)
--------------------------------------------------------------------------------




(d)  Represents pro forma minority interest computed as follows:


     Income before minority interest                               $113,748

     Preferred unit dividend                                                         $ 12,090

     Income allocable to common stockholders of the Company and
          common unitholders in the Operating Partnership          $101,658
                                                                   --------

     Allocation to minority interest based upon weighted average
          percentage of Common Units outstanding of 12.20 percent                      12,405
                                                                                     --------

     Pro forma minority interest for the nine months ended
          September 30, 1998                                                           24,495

     Company historical                                                                23,464
                                                                                     --------

                                                          Pro Forma Adjustment:      $  1,031
                                                                                     --------
                                                                                     --------


(e) The following is a reconciliation of the historical basic weighted average common shares outstanding to the pro forma basic weighted average common shares outstanding (shares in thousands):


      Historical basic weighted average common shares outstanding         55,391

      Effect of pro forma adjustment for shares issued in connection
            with the 1998 stock offerings                                  2,423
                                                                          ------

      Pro forma basic weighted average common shares outstanding          57,814
                                                                          ------
                                                                          ------


(f) The following is a reconciliation of the historical diluted average common shares outstanding to the pro forma basic weighted average common shares outstanding (shares in thousands):

     Historical diluted weighted average common shares outstanding                    63,093

     Effect of pro forma adjustment for dilutive securities issued in connection
           with the 1998 Acquisitions                                                  3,270
                                                                                      ------

     Pro forma diluted weighted average common shares outstanding                     66,363
                                                                                      ======

                          MACK-CALI REALTY CORPORATION
      Pro Forma Condensed Consolidated Statement Of Operations (unaudited)
                      For the Year Ended December 31, 1997
                    (in thousands, except per share amounts)
--------------------------------------------------------------------------------



                                                    1997 Events and
                                         Company    1998 Acquisitions   Pro Forma         Company
                                        Historical   Historical (a)     Adjustments       Pro Forma
                                        ----------  -----------------   -----------       ---------

Base rents                               $206,215      $204,464         $ 15,747          $426,426
Escalations and recoveries
   from tenants                            31,130        26,093             --              57,223
Parking and other                           6,910        10,190             --              17,100
Interest income                             5,546          --               (835)(g)         4,711
                                         --------      --------         --------          --------
Total revenues                            249,801       240,747           14,912           505,460
                                         --------      --------         --------          --------


EXPENSES

Real estate taxes                          25,992        26,538             --              52,530
Utilities                                  18,246        20,901             --              39,147
Operating services                         30,912        30,495             --              61,407
General and administrative                 15,862        11,927             --              27,789
Depreciation and amortization              36,825          --             37,790(b)         74,615
Interest expense                           39,078          --             66,631(c)        105,709(c)
Non-recurring merger -
   related charges                         46,519          --            (46,519)(h)          --
                                         --------      --------         --------          --------

Total expenses                            213,434        89,861           57,902           361,197
                                         --------      --------         --------          --------

Income before minority
   interest and extraordinary item         36,367       150,886          (42,990)          144,263
Minority interest                          31,379          --             (1,116)(d)        30,263(d)
                                         --------      --------         --------          --------

Income before extraordinary
   item                                  $  4,988      $150,886         $(41,874)         $114,000
                                         --------      --------         --------          --------
                                         --------      --------         --------          --------

Basic weighted average common
   shares outstanding (e)                  39,266                                           57,510(e)
                                           ------                                           ------


Diluted weighted average common
   shares outstanding (f)                  44,156                                           65,564
                                           ------                                           ------


Basic income before extraordinary
   item per common share                 $   0.13                                         $   1.98
                                         --------                                         --------

Diluted income before extraordinary
   item per common share                 $   0.12                                         $   1.96
                                         --------                                         --------

                          MACK-CALI REALTY CORPORATION
  Notes to Pro Forma Condensed Consolidated Statement of Operations (unaudited)
                      For the Year Ended December 31, 1997
                                 (in thousands)
--------------------------------------------------------------------------------


(a) Reflects historical revenues and certain expenses for the 1997 Events and 1998 Acquisitions for the period from January 1, 1997 through the earlier of the date of acquisition or December 31, 1997, as follows:


                                                                                     Real
                                                 Base     Escalations/    Other      Estate                Operating  General and
Transaction/Acquis. (1)     Date Completed       Rents    Recoveries      Income     Taxes      Utilities  Services   Administrative
-----------------------     --------------       -----    ----------      ------     ------     ---------  ---------  --------------
1345 Campus Parkway         Jan. 28, 1997      $     58    $     19        --      $      7    $      1    $      4    $      1
RM Transaction              Jan. 31, 1997         5,219         195    $    524         817         379         858         410
Westlakes                   May 8, 1997           2,825         866        --           258         362         449         246
Shelton Place               July 31, 1997         1,259         123        --            94         168         162          57
200 Corporate Blvd          Aug. 15, 1997           482          15        --            68           6          91           1
Three Independence Way      Sept. 3, 1997         1,312           2        --           163          72         147          28
The Trooper Building        Nov. 19, 1997         1,395         537        --           113         228         172          54
The Mack Transaction        Dec. 11, 1997       122,989      16,099       6,500      15,099      13,210      18,679       7,043
Princeton Overlook          Dec. 19, 1997         3,166         265        --           436         209         302         183
Concord Plaza               Dec. 19, 1997         3,470         511         128         619         249         721         227
McGarvey Portfolio          Jan. 30, 1998 (4)     5,002       1,009        --           780          90         376           2
500 West Putnam             Feb. 5, 1998          2,270         482        --           170         269         314         167
Mountainview                Feb. 25, 1998         2,654         211           4         221         421         508         110
Cielo Center                Mar. 12, 1998         3,977         206         106         597         492         849         264
Pacifica Portfolio          Mar. 17, 1998 (5)     7,825         791          53       1,084         495         808         263
Prudential Bus. Campus      Mar. 27, 1998        12,225       1,082       2,159       2,531         941         828       1,632
Morris County Fin. Ctr      Mar. 30, 1998         6,044       1,794          48         789         939       1,229         329
3600 S. Yosemite            May 13, 1998          1,678          10          69         119         195         316          49
500 College Road East       May 22, 1998          2,828         437        --           318         479         407         161
D.C. Portfolio              June 1, 1998         10,075         750         433       1,115         674       1,772         365
400 S. Colorado             June 3, 1998          1,389          95        --           185         231         382         109
Eastpoint I & II            July 16, 1998         2,664         250         144         372         225         590         121
40 Richards Drive           Sept. 10, 1998        2,552         237          16         389         282         266         104
7 Skyline Drive             Sept. 15, 1998        1,106         107           6         194         284         265           1
-------------------------   --------------     --------    --------    --------    --------    --------    --------    --------

 Total 1997 Events
   and 1998 Acquisitions
   Historical                                  $204,464    $ 26,093    $ 10,190    $ 26,538    $ 20,901    $ 30,495    $ 11,927
-------------------------                      --------    --------    --------    --------    --------    --------    --------
-------------------------                      --------    --------    --------    --------    --------    --------    --------


See footnotes to this page on subsequent page.

                          MACK-CALI REALTY CORPORATION
  Notes to Pro Forma Condensed Consolidated Statement of Operations (unaudited)
               For the Year Ended December 31, 1997 (in thousands)
--------------------------------------------------------------------------------


(b) Reflects pro forma adjustments to base rent and depreciation for the 1997 Events and 1998 Acquisitions for the period from January 1, 1997 through the earlier of the date of acquisition or December 31, 1997, as follows:


                                                       Base Rent
Transaction/Acquis. (1)            Date Completed     Adjustment (2)  Depreciation (3)
-----------------------            --------------     --------------  ----------------
1345 Campus Parkway                Jan. 28, 1997         $   --          $    12
RM Transaction                     Jan. 31, 1997              (10)           864
Westlakes                          May 8, 1997                301            607
Shelton Place                      July 31, 1997             (113)           192
200 Corporate Blvd                 Aug. 15, 1997             --              106
Three Independence Way             Sept. 3, 1997               (3)           189
The Trooper Building               Nov. 19, 1997                1            303
The Mack Transaction               Dec. 11, 1997           10,018         20,797
Princeton Overlook                 Dec. 19, 1997              149            578
Concord Plaza                      Dec. 19, 1997              252            724
McGarvey Portfolio                 Jan. 30, 1998 (4)          307          1,044
500 West Putnam                    Feb. 5, 1998               150            423
Mountainview                       Feb. 25, 1998               10            514
Cielo Center                       Mar. 12, 1998              626            838
Pacifica Portfolio                 Mar.17, 1998 (5)           224          2,372
Prudential Bus. Campus             Mar. 27, 1998            1,913          3,096
Morris County Fin. Ctr             Mar. 30, 1998                4          1,253
3600 S. Yosemite                   May 13, 1998               (17)           325
500 College Road East              May 22, 1998               208            459
D.C. Portfolio                     June 1, 1998             1,721          1,740
400 S. Colorado                    June 3, 1998                23            266
Eastpoint I & II                   July 16, 1998             --              304
40 Richards Drive                  Sept. 10, 1998             (17)           459
7 Skyline Drive                    Sept. 15, 1998            --              325
-------------------------------    ---------------       --------        -------

 Total 1997 Events and
   1998 Acquisitions Historical                          $ 15,747        $37,790
-------------------------------    ---------------       --------        -------
-------------------------------    ---------------       --------        -------


See footnotes to this page on subsequent page.

                          MACK-CALI REALTY CORPORATION
  Notes to Pro Forma Condensed Consolidated Statement of Operations (unaudited)
                      For the Year Ended December 31, 1997
                                 (in thousands)
--------------------------------------------------------------------------------



Notes to Footnote "(a)" and Footnote "(b)":

(1) Moorestown Properties, 2115 Linwood, 1510 Lancer Road and certain of the properties in the Pacifica Portfolio (aggregate cost of $49,047) were not in operations, due to being vacant and/or under development, during the year ended December 31, 1997.
(2) Adjustments to base rent to reflect the resetting of the straight-line rent for all leases in effect from January 1, 1997 forward.
(3) Pro forma depreciation is based on the building-related portion of the purchase price and associated costs (for those properties in operation during the period) depreciated using the straight-line method over a 40-year life.
(4) Acquisition of four of the 21 properties in this portfolio has not yet been completed.
(5) Acquisition of two of the 18 properties in this portfolio has not yet been completed.

---------------------------


(c) The pro forma adjustment to interest expense for the year ended December 31, 1997 reflects interest on mortgage debt assumed with certain acquisitions and additional borrowings from the Company's credit facilities to fund certain acquisitions. Pro forma interest expense for the year ended December 31, 1997 is computed as follows:


     Interest expense on the Initial Mortgage Financing, after the Partial Pre-            $  4,858
     payment (fixed interest rate of 8.02 percent on $44,313 and variable rate of 30-day LIBOR plus 100 basis points on $20,195; weighted average interest rate used is 6.46 percent)

     Interest expense on loan assumed with Fair Lawn acquisition on March 3, 1995             1,505
     (fixed interest rate of 8.25 percent on average outstanding principal balance of approximately $18,185)

     Interest expense on mortgages in connection with the Harborside acquisition on          10,841
     November 4, 1996 (fixed interest rate of 7.32 percent on $107,912 and initial rate of 6.99 percent on $42,088)

     Interest expense on Teachers Mortgage assumed with the RM Transaction on                13,303
     January 31, 1997 (fixed interest rate of 7.18 percent on $185,283)

     Interest expense on Mack Assumed Debt ($291,883) with a weighted average                22,530
     interest rate of 7.72 percent

     Interest expense on West Putnam Mortgage ($12,104) with an effective                       789
     interest rate of 6.52 percent

     Interest expense on McGarvey Mortgage ($8,354) with a weighted average                     519
     effective interest rate of 6.24 percent

     Interest expense on Prudential Term Loan ($200,000) at a weighted average               13,700
      interest rate of 6.85 percent


                          MACK-CALI REALTY CORPORATION
  Notes to Pro Forma Condensed Consolidated Statement of Operations (unaudited)
                      For the Year Ended December 31, 1997
                                 (in thousands)
--------------------------------------------------------------------------------

     Interest expense on pro forma drawings on the Company's credit facilities of
     $523,486 at a weighted average rate of 7.00 percent                                       36,681

     Historical amortization of deferred mortgage, finance and title costs for the                983
     year ended December 31, 1997
                                                                                             --------
     Pro forma interest expense for the year ended December 31, 1997:                         105,709

     Company historical interest expense                                                       39,078
                                                                                             --------

                                                                    Pro Forma Adjustment:    $ 66,631
                                                                                             --------
                                                                                             --------

     Interest expense can be effected by increases and decreases in the variable rates under the Company's various floating rate debt. For example, a one-eighth percent change in such variable interest rates will result in a $1,055 change for the year ended December 31, 1997.

(d)  Represents pro forma minority interest computed as follows:


     Income before extraordinary item and minority interest                  $ 144,263

     Pro forma dividend yield of 6.75 percent on the Preferred                              $  15,563
     Units with a par value of $230,562

     Income allocable to common stockholders of the Company and                128,700
                                                                             ---------
     unitholders in the Operating Partnership

     Allocation to minority interest based upon weighted average
     percentage of Common Units outstanding of 11.42 percent                                   14,700
                                               -----                                           ------

     Pro Forma minority interest for the Year Ended December 31, 1997                          30,263

     Company historical including amount related to the beneficial
     conversion feature of the Preferred Units of $26,801 (h)                                  31,379
                                                  -------                                      ------

                                Pro Forma Adjustment:                                       $  (1,116)
                                                                                            ---------
                                                                                            ---------

                          MACK-CALI REALTY CORPORATION
  Notes to Pro Forma Condensed Consolidated Statement of Operations (unaudited)
                      For the Year Ended December 31, 1997
                                 (in thousands)
--------------------------------------------------------------------------------


(e) The following is a reconciliation of the historical basic weighted average common shares outstanding to the pro forma basic weighted average common shares outstanding (shares in thousands):


     Historical basic weighted average shares outstanding                      39,266

     Effect of shares issued in connection with the 1997 and 1998              18,045
     stock offerings

     Effect of vesting of 199 shares on an accelerated basis as a result of
          the Mack Transaction                                                    199
                                                                               ------
     Pro forma basic weighted average shares outstanding                       57,510
                                                                               ------
                                                                               ------




(f) The following is a reconciliation of the historical diluted weighted average common shares outstanding to the pro forma diluted weighted average common shares outstanding (shares in thousands):


     Historical diluted weighted average shares outstanding                       44,156

     Effect of dilutive securities issued in connection with the 1997 and 1998    21,209
     acquisitions

     Effect of vesting of 199 shares on an accelerated basis as a result of
     the Mack Transaction                                                            199
                                                                                  ------
     Pro forma diluted weighted average shares outstanding                        65,564
                                                                                  ------
                                                                                  ------


(g) Represents pro forma reduction for interest income earned on investments of proceeds from the Company's November 1996 stock offering ($835).

(h) The charge related to the beneficial conversion feature of the preferred units ($26,801) and the non-recurring merger-related charges ($46,519) were excluded for pro forma purposes.